Exhibit 99.1

FOR IMMEDIATE RELEASE

First National Bank Finalizes Expansion into Maryland

Former BankAnnapolis Branches Conduct Business as First National Bank

HERMITAGE, PA and ANNAPOLIS, MD, – April 8, 2013 – F.N.B. Corporation (NYSE : FNB), parent company of First National Bank of Pennsylvania, today announced that on April 6, 2013, it completed its merger with Annapolis Bancorp, Inc. (ANNB), parent company of BankAnnapolis. As a result of the merger, First National Bank acquired eight branches in Anne Arundel and Queen Anne’s Counties in Maryland. Prior to completing the merger, FNB obtained all required legal and regulatory approvals, and the ANNB shareholders approved the transaction. Shares of Annapolis Bancorp will no longer be traded on the NASDAQ stock exchange.

All customers now have access to the full range of First National Bank products and services, including retail and commercial banking services, wealth management, leasing, insurance and a complete suite of online and mobile banking options. Customers can conduct their banking at any of First National Bank’s more than 250 banking offices in Pennsylvania, Ohio, West Virginia and Maryland.

Vincent J. Delie, Jr., President and CEO of F.N.B. Corporation, commented, “We look forward to serving our newest clients in Annapolis, as well as delivering our expanded products and services in the surrounding metropolitan areas, including Baltimore.”

Richard M. Lerner, who served as Chairman and CEO of Annapolis Bancorp, Inc., will remain with First National Bank to provide transitional support as Cross-Functional Leader for the newly established Maryland Region. J. MacGregor (Mac) Tisdale will serve as Market Executive and President of First National Bank’s Maryland Region. In addition to managing the integration of sales by retail banking, commercial banking, wealth management and insurance professionals, Tisdale will also develop business opportunities in the high-growth commercial markets surrounding Annapolis.

Based on recent client feedback, First National Bank was recognized as winner of six 2012 Greenwich Excellence in Banking awards, including National Winner for Overall Client Satisfaction in Small Business and Middle Market Banking.

About F.N.B. Corporation

F.N.B. Corporation, headquartered in Hermitage, PA, is a diversified financial services company with total assets of $12.4 billion, including the BankAnnapolis acquisition. F.N.B. Corporation is a leading provider of commercial and retail banking, leasing, wealth management, insurance, merchant banking and consumer finance services in Pennsylvania, Ohio, West Virginia and Maryland where it owns and operates First National Bank of Pennsylvania, First National Trust Company, First National Investment Services Company, LLC, F.N.B. Investment Advisors, Inc., First National Insurance Agency, LLC, F.N.B. Capital Corporation, LLC, Regency Finance Company and F.N.B. Commercial Leasing. It also operates consumer finance offices in Kentucky and Tennessee.

FOR IMMEDIATE RELEASE

The common stock of F.N.B. Corporation trades on the New York Stock Exchange under the symbol “FNB” and is included in Standard & Poor’s SmallCap 600 Index with the Global Industry Classification Standard (GICS) Regional Banks Sub-Industry Index. Investor information is available on F.N.B. Corporation’s Web site at www.fnbcorporation.com.

About First National Bank of Pennsylvania

First National Bank of Pennsylvania, the largest subsidiary of F.N.B. Corporation (NYSE: FNB), has over 250 full-service locations in Pennsylvania, Ohio, West Virginia and Maryland. First National Bank has been recognized as a winner of six 2012 Greenwich Excellence in Banking Awards in the categories of Small Business Banking and Middle Market Banking, awards presented solely on the basis of client satisfaction.

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Analyst/Institutional Investor Contact

Cynthia Christopher

724-983-3429

724-815-3926 (cell)

christoc@fnb-corp.com

Media Contact

Jennifer Reel

724-983-4856

724-699-6389 (cell)

reel@fnb-corp.com